Exhibit 5.2

September 10, 2004

Grupo TMM, S.A.

Avenida de la Cúspide, No. 4755

Colonia Parques del Pedregal

14010 Mexico, D.F.

Re:          Registration Statement on Form F-1 (No. 333-118396) of Grupo TMM, S.A. and Certain Guarantors

Ladies and Gentlemen:

We have acted as special United States counsel to Grupo TMM, S.A., a sociedad anónima organized under the laws of Mexico (the “Company”), and certain wholly owned subsidiaries of the Company (the “Guarantors”), in connection with the filing by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) of a registration statement (File No. 333-118396) on Form F-1 (including all amendments thereto, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, (the “Act”),  the resale by certain selling noteholders named in the prospectus of up to $392,646,832 of Senior Secured Notes due 2007 (the “New Notes”) and the Guarantees of the New Notes by the Guarantors (the “Guarantees,” and together with the New Notes, the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

The Securities have been issued under an indenture dated as of August 11, 2004 (the “Indenture”) among the Company, the Guarantors and The Bank of New York, as trustee.  The Indenture was qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The Indenture has been filed as Exhibit 4.11 to the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the form of the

Indenture filed as Exhibit 4.11 to the Registration Statement; (iii) the form of the New Notes; and (iv) the form of the Guarantees.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, the Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed, without independent investigation, that the signatures of persons executing all documents in connection with which this opinion is rendered are genuine and authorized; all documents submitted to us as originals or duplicate originals are authentic; all documents submitted to us as copies, whether certified or not, conform to original documents and such originals are authentic; and all parties to the documents reviewed by us are duly organized and validly existing and have full power and authority to execute, deliver and perform their obligations under such documents, that all such documents have been duly authorized by all necessary action on the part of the parties thereto, and that such documents have been duly executed and delivered by such parties; the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

In rendering this opinion, we have relied, without independent investigation, on the opinion of Haynes & Boone, S.C., Mexican counsel to the Company, to the effect that the Indenture, the Securities and the Guarantee have been duly authorized by all necessary corporate and stockholder action on the part of the Company and the Guarantors.  As to all matters governed by or affected by Mexican law, we have relied upon the opinion of Haynes & Boone, S.C., Mexican counsel to the Company, which opinion is filed as Exhibit 5.1 to the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that (i) the Securities are valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, and (ii) the Guarantees are valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except, in each such case, (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally and (b) as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (x) the possible unavailability of injunctive relief or any other equitable remedy and (y) concepts of materiality, reasonableness, good faith and fair dealing.

We express no opinion as to (i) the enforceability or effect of Section 5.11 of the

Indenture (a covenant of the Company waiving the protection of applicable usury laws with respect to the New Notes); (ii) whether a Federal or state court outside the state of New York would give effect to the choice of New York law in the Securities; (c) whether the federal courts of the United States could exercise jurisdiction over any action brought against the Company by any party not a “citizen” of any state for purposes of 28 U.S.C. ss. 1332; or (d) the enforceability of any section of the Indenture or the Guarantee to the extent such provision provides indemnity with respect to any loss sustained as the result of the conversion of a judgment or order rendered by a court or tribunal of any particular jurisdiction and expressed in a currency other than United States dollars.  In addition, the enforceability of provisions of the Indenture or the Guarantee to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

Based upon and subject to the qualifications and limitations set forth under the caption “Material United States Federal Income Tax Considerations” in the Registration Statement and the qualifications and limitations set forth herein, we are of the opinion that the statements contained under such caption are, to the extent they concern matters of law or legal conclusions, correct in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the references to our firm under the captions “Legal Matters” and “Material United States Federal Income Tax Considerations” in the prospectus that is included in the Registration Statement.  In giving this consent, we do not admit we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP

Milbank, Tweed, Hadley & McCloy LLP

TCJ